UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2018 (April 16, 2018)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route de la Corniche 4 1066 Epalinges, Switzerland	NA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +011 41 21 653 45 35

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

The registrant, Mymetics Corporation (“Mymetics”), entered into a Research and Option to License Agreement (the “Research Agreement”) dated April 16, 2018, with Anergis SA (“Anergis”). Under the terms of the Research Agreement, a pre-clinical study program will evaluate the immunogenicity profile of the Anergis’ peptides designed to treat birch allergy when presented on Mymetics’ proprietary virosomes, with or without undisclosed TLR ligands or other adjuvants, and will compare the results to Anergis’ AllerT product combination. The results of the program are expected in the first quarter of 2019.

In the event that the results of the pre-clinical study program are successful, Anergis has the option to obtain an exclusive worldwide license of Mymetics’ virosome technology for the development of allergy vaccines. Should Anergis and Mymetics execute a License and Collaboration Agreement (LCA), Anergis would make an upfront payment to Mymetics in an amount that increases as the date of executing the LCA is delayed, milestone payments based on certain regulatory clearances and royalties for net sales.

Mymetics has issued a press release summarizing the terms of the Research Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

 (d) Exhibits.

99.1    Press Release dated April 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYMETICS CORPORATION

Date: April 23, 2018	By:	/s/ Ronald Kempers
Ronald Kempers
President and Chief Executive Officer

3